As filed with the United States Securities and Exchange Commission on August 4, 2025.

Registration No. 333-286861

Registration No. 333-279009

Registration No. 333-271588

Registration No. 333-264618

Registration No. 333-256349

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-286861

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-279009

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-271588

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-264618

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-256349

UNDER

THE SECURITIES ACT OF 1933

E2open Parent Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	86-1874570
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14135 Midway Road, Suite G300 Addison, Texas	75001
(Address of Principal Executive Offices)	(Zip Code)

E2open Parent Holdings, Inc. 2021 Omnibus Incentive Plan

(Full title of the plan)

Andrew Cartledge

14135 Midway Road, Suite G300

Addison, Texas 75001

(Name and address of agent for service)

(866) 432-6736

(Telephone number, including area code, of agent for service )

Please send copies of all communications to:

George F. Schoen

G.J. Ligelis Jr.

Cravath, Swaine & Moore LLP

Two Manhattan West

375 Ninth Avenue

New York, New York 10001

(212) 474-1000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments, which relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by E2open Parent Holdings, Inc. (the “Registrant”), are being filed to terminate all offerings under the Registration Statements and to withdraw and remove from registration the shares of the Registrant’s Class A common stock, par value $0.0001 per share (“Common Stock”), that had been registered under such Registration Statements, together with any and all plan interests and other securities registered thereunder:

•

Registration Statement on Form S-8 (No. 333-286861) previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”) on April 30, 2025 to register 5,766,943 shares of Common Stock reserved for issuance under the Registrant’s 2021 Omnibus Incentive Plan, as amended from time to time (the “Plan”).

•

Registration Statement on Form S-8 (No. 333-279009) previously filed by the Registrant with the SEC on April 30, 2024 to register 12,301,706 shares of Common Stock reserved for issuance under the Plan.

•	Registration Statement on Form S-8 (No. 333-271588) previously filed by the Registrant with the SEC on May 2, 2023 to register 7,304,646 shares of Common Stock reserved for issuance under the Plan.

•	Registration Statement on Form S-8 (No. 333-264618) previously filed by the Registrant with the SEC on May 2, 2022 to register 4,849,684 shares of Common Stock reserved for issuance under the Plan.

•	Registration Statement on Form S-8 (No. 333-256349) previously filed by the Registrant with the SEC on May 21, 2021 to register 15,000,000 shares of Common Stock reserved for issuance under the Plan.

Effective August 3, 2025, pursuant to and in accordance with the Agreement and Plan of Merger, dated as of May 25, 2025, by and among the Registrant, E2open Holdings, LLC, a Delaware limited liability company (“Holdings”), WiseTech Global Limited, an Australian public company limited by shares (“Parent”), Emerald Parent Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Company Merger Sub”) and Emerald Holdings Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Holdings Merger Sub”), Company Merger Sub merged with and into the Registrant (such merger, the “Company Merger”), with the Registrant surviving as a wholly owned subsidiary of Parent and Holdings Merger Sub merged with and into Holdings, with Holdings surviving as a wholly owned subsidiary of Parent (such merger, the “Holdings Merger” and together with the Company Merger, the “Mergers”).

As a result of the Mergers, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold or unissued at the termination of the offering, the Registrant hereby removes from registration all such securities of the Registrant registered pursuant to the Registration Statements that remain unsold or unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Registrant pursuant to the Registration Statements, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Addison, State of Texas, on August 4, 2025.

E2open Parent Holdings, Inc. (Registrant)
By:	/s/ Andrew Cartledge
Name: Andrew Cartledge Title: President & Treasurer

No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 of the Securities Act of 1933, as amended.